POINT.360
                       7083 Hollywood Boulevard, Suite 200
                           Hollywood, California 90028
                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 21, 2003
                             -----------------------


To the Shareholders of Point.360:

The Annual Meeting of shareholders of Point.360 (the "Company") will be held at 1133 N. Hollywood Way, Burbank, California 91505, on May 21, 2003 at 10:00 a.m., local time, to consider and vote upon the following matters:

   1.   The election of directors.

   2.   To ratify and  approve  the  appointment  of Singer  Lewak  Greenbaum  &
        Goldstein LLP as independent auditors for our fiscal year ending December 31, 2003.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.


Information concerning these matters, including the names of the nominees for the Company's Board of Directors (the "Board"), is set forth in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on April 8, 2003, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are requested to sign, date and complete the enclosed proxy and return it promptly in the accompanying postage-prepaid, pre-addressed envelope whether or not they expect to attend the meeting to ensure that their shares will be represented. Any shareholder giving a proxy has the right to revoke it at any time before it is voted.



                                                     Haig S. Bagerdjian
                                                     Chairman of the Board
                                                     of Directors, President
                                                     and Chief Executive Officer



April 10, 2003


PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTES ARE COUNTED.

                                    POINT.360
                       7083 Hollywood Boulevard, Suite 200
                           Hollywood, California 90028
                            ------------------------

                                 PROXY STATEMENT
                            ------------------------

                               GENERAL INFORMATION


PERSONS MAKING THE SOLICITATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Point.360 (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on May 22, 2003, and at any adjournment thereof. This proxy statement is first being mailed to shareholders on or about April 10, 2003. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

All shares of the Company's Common Stock (as defined below under "Record Date and Stock Entitled to Vote") represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders as provided therein. Where a shareholder specifies a choice on the proxy with respect to any matter to be voted upon, the shares will be voted accordingly by the proxy holders. If no direction is given in the proxy, it will be voted "FOR" the election of the directors nominated, "FOR" ratification and appointment of Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as independent auditors and in accordance with the best judgment of the proxy holders with respect to any other business that properly comes before the annual meeting.

In addition to solicitation by mail, regular employees of the Company and its Transfer Agent may solicit proxies in person or by telephone without additional compensation. The Company will pay persons holding shares in their names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding soliciting materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its shareholders. Such expenses are estimated not to exceed $10,000.

REVOCABILITY OF PROXY

Any proxy given by a shareholder of the Company may be revoked at any time before it is voted at the Annual Meeting by a written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date, or upon request if the shareholder is present at the meeting.

RECORD DATE AND STOCK ENTITLED TO VOTE

Only holders of record Common Stock at the close of business on April 10, 2003, are entitled to notice of and to vote at the meeting or any adjournment thereof. The outstanding voting securities of the Company on that date consisted of 9,035,482 shares of Common Stock.

VOTING RIGHTS

Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, which number is currently five. The shareholder may cast these votes all for a single candidate or may distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the management nominees the votes represented by proxies in the proxy holder's sole discretion.

QUORUM; SHAREHOLDER VOTE

A majority of the outstanding shares of the Company must be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting on the item will be required for approval, provided that the shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

ELECTION OF DIRECTORS
(Item 1 on proxy card)

The following table sets forth information concerning the nominees of management for directors for the ensuing year. Each nominee has agreed to serve as a director if elected. The term of office for all nominees listed below will expire at the next annual meeting to be held in 2004 or when their successors are elected and qualified. If any of the nominees listed below is unable to serve as a director, the proxy holders will vote for a substitute nominee or nominees recommended by the Board of Directors.


                              PRINCIPAL OCCUPATION                    YEAR FIRST
                             AND BUSINESS EXPERIENCE                   ELECTED
    NAME                 INCLUDING SERVICE ON OTHER BOARDS    AGE      DIRECTOR
    ----                 ---------------------------------    ---      --------

Robert A. Baker(A)(B)    President and Chief Executive         64        2000
                         Officer of RAB Associates

Haig S. Bagerdjian       Chairman of the Board, President      46        2000
                         and Chief Executive Officer
                         of Point.360

Greggory J. Hutchins     Partner, Holthouse Carlin &
(A)(B)                   Van Trigt LLP                         41        2000

Sam P. Bell(A) (B)       President, Los Angeles Business
                         Advisors                              66        2002


   (A)  Member of the Audit Committee
   (B)  Member of the Compensation Committee

MEETINGS AND COMMITTEES

The Company has standing Audit and Compensation Committees. The Audit Committee reviews and acts on reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and services performed for the Company by, and fees paid to, the independent auditors. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Audit and Compensation Committees each held four meetings during the fiscal year ended December 31, 2002 either separately or in conjunction with regular meetings of the Board of Directors. The Company does not have a Nominating or similar committee, but the Board of Directors will consider director nominations submitted by shareholders to the Company's Secretary.

During the fiscal year ended December 31, 2002, the Board of Directors held eight meetings. During 2002, each of the above directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he served during his respective term as a director.


                      PROPOSAL TO RATIFY THE APPOINMENT OF
                              INDEPENDENT AUDITORS
                             (Item 2 on proxy card)

We are asking you to ratify the Board's selection of Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as our independent auditors for the fiscal year ending December 31, 2003.

Effective July 26, 2002, Point.360, through action of its Audit Committee, engaged Singer Lewak as its independent auditors for the fiscal year ending December 31, 2002.

The Company dismissed its previous independent accountants, PricewaterhouseCoopers LLP ("PwC"), effective June 12, 2002. The decision to dismiss PwC was approved by the Board of Directors and the Audit Committee. In connection with the audits of the two fiscal years ended December 31, 2001 and during subsequent interim periods, there have been no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their report.

The reports of PwC on the consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of PwC dated February 25, 2002, relating to the consolidated financial statements of Point.360 as of December 31, 2001, contained a going concern modification.

Except as indicated below, no reportable events described under Item 304(a)(1)(v) of SEC Regulation S-K occurred within our two most recent fiscal years ended December 31, 2001 and 2000 and the subsequent interim period. In a letter dated March 7, 2002, PwC informed the Company that they noted a certain matter involving the Company's internal controls that they considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants. The reportable condition related to the fact that the Company had not performed a physical inventory of its fixed assets. Also, the Company does not identify whether fully depreciated assets are still being utilized. In addition, the Company currently utilizes extensive spreadsheets to track fixed assets and calculate depreciation, instead of an integrated fixed asset system. As a result, according to PwC, the Company is unable to accurately determine whether fixed assets recorded in its financial systems are still in existence and if so, in use, and the existing tracking system for fixed assets could result in an increased risk of errors in the calculation of depreciation expense.

The Company has taken steps to address the problems identified by PwC and has completed a physical inventory of its fixed assets. We have authorized PwC to respond fully to the inquiries of Singer Lewak regarding the matters described in the preceding paragraph.

A letter from PwC, dated June 17, 2002, addressed to the Securities and Exchange Commission stating that it agrees with the above statements has been filed as an Exhibit to the Company's Form 8-K dated June 12, 2002.

During our two most recent fiscal years, and the subsequent interim period, neither the Company nor anyone acting on our behalf consulted with Singer Lewak regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

A  representative  of Singer  Lewak is  expected to be  available  at the Annual
Meeting to make a statement, if he desires, and to answer your questions. A representative of PwC is not expected to be available at the Annual Meeting.

We are submitting this proposal to you because we believe that such action follows sound corporate practice. If ratification of the appointment of Singer Lewak as our independent public auditors is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SINGER LEWAK AS INDEPENDENT PUBLIC ACCOUNTANTS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


                             AUDIT COMMITTEE REPORT

        The Audit Committee of the Company is comprised of the three independent directors, who have signed this report, and the Audit Committee operates under a written charter. The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company's internal accounting procedures and controls, oversee the independence, qualification and performance of the Company's independent accountants, and appoint the independent accountants. Messrs. Baker and Bell are independent (as defined in Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934).

        Mr. Hutchins is not an independent director because the Company paid his accounting firm, Holthouse Carlin & Van Trigt, fees of $119,000 during fiscal year 2002. However, the Board determined that Mr. Hutchins' membership on the Audit Committee is in the best interests of the Company and its shareholders because of Mr. Hutchins' extensive familiarity with the Company's business and financial condition and his experience in reviewing and analyzing financial statements, in interacting with independent accountants, and in handling other matters that are the responsibility of audit committees. During fiscal year 2003, in order to satisfy the requirement of the Sarbanes-Oxley Act of 2002 that all audit committee members must be independent, the Board will attempt to identify a director nominee who is independent of the Company to replace Mr. Hutchins on the Audit Committee. The independence requirement of the Sarbanes-Oxley Act that is described in the preceding sentence is not yet applicable to the Company.

        Messrs. Baker, Bell and Hutchins are each able to understand financial statements. In addition, the Board has determined that all three members of the Audit Committee qualify as audit committee financial experts under the provisions of the Sarbanes-Oxley Act and the related rules adopted by the SEC.

        During fiscal year 2002, the Audit Committee met with the senior members of the Company's management team and the Company's independent accountants. The Audit Committee also met separately with the Company's independent accountants and separately with the Company's Chief Financial Officer. The parties discussed financial management, accounting and internal controls.

        The Audit Committee appointed (subject to ratification by the shareholders) Singer Lewak Greenbaum & Goldstein LLP as the Company's independent accountants and reviewed with the Company's financial management and the independent accountants the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the accountants of the Company's internal controls and the quality of the Company's financial reporting.

        The Audit Committee reviewed and discussed the audited financial statements included in the Company's Annual Report with the Company's management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements as well as in Management's Discussion and Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management's accounting judgments, members of the Audit Committee asked for and received management's representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and accountants their general preference for conservative policies when a range of accounting options is available. In its meeting with representatives of the independent accountants, the Audit Committee asked for and received responses to several questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the accountants themselves prepared and been responsible for the financial statements; (ii) whether, based on the auditors' experience and their knowledge of the Company, the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls that are appropriate for the Company.

        The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees," as amended by Statement of Auditing Standards No. 90, "Audit Committee Communications." The

        Audit Committee also reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the accountants their independence, and concluded that the nonaudit services performed by the accountants are compatible with maintaining their independence.

        In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company's financial statements to generally accepted accounting principles.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC.


                                                     Audit Committee

                                                     Robert A. Baker
                                                     Sam P. Bell
                                                     Greggory J. Hutchins

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The directors, director nominees and executive officers of the Company are as follows:

Name                       Age      Position
----                       ---      --------

Haig S. Bagerdjian         46       Chairman of the Board of Directors,
                                    President and Chief Executive Officer

Alan R. Steel              58       Executive Vice President,
                                    Finance and Administration,
                                    Chief Financial Officer and Secretary

Robert A. Baker            64       Director

Greggory J. Hutchins       41       Director

Sam P. Bell                66       Director nominee


HAIG S. BAGERDJIAN became Chairman of the Board of the Company in September 2001 and was appointed President and Chief Executive Officer in October 2002. He was Executive Vice President of Syncor International Corporation, a leading provider of radiopharmaceuticals, comprehensive nuclear pharmacy services and medical imaging services, from 1991 to 2002. From 1987 to 1991, he served in several executive level positions at Calmark Holding Corporation. He also was General Counsel for American Adventure, Inc., which was a subsidiary of Calmark Holding. Mr. Bagerdjian received a J.D. from Harvard Law School and is admitted to the State Bar of California. Mr Bagerjian is a director of Innodata Corporation.

ALAN R. STEEL became Executive Vice President, Finance and Administration in November 2000. From 1994 to 2000, Mr. Steel was Vice President, Finance and Chief Financial Officer of Advanced Machine Vision Corporation, a Nasdaq listed company involved in research, development, manufacturing and sales of sophisticated vision sorting and defect removal equipment for food, paper, tobacco and other markets. From 1983 to 1994, Mr. Steel was Vice President and Chief Financial Officer of DDL Electronics, Inc., a New York Stock Exchange listed company in the electronics industry. Mr. Steel served as controller of DDL from 1980-1983. Mr. Steel was previously a financial manager for Atlantic Richfield Company and a certified public accountant with Arthur Andersen & Co.

ROBERT A. BAKER is the President and Chief Executive Officer of RAB Associates, a Los Angeles, California-based firm specializing in financial reorganizations, crisis management and equity receiverships, which he founded in 1974. Prior to establishing RAB Associates, Mr. Baker was the President and CEO of American Management Company, a management consulting firm specializing in computer system design and programming. Mr. Baker currently serves as a director of Western Water Company, a public company engaged in the ownership of water rights and the transmission of water.

GREGGORY J. HUTCHINS is a tax partner at Holthouse Carlin & Van Trigt, LLP, a public accounting firm. Prior to joining Holthouse Carlin & Van Trigt in January 1993, Mr. Hutchins served as Senior Tax Manager for KPMG Peat Marwick, managing corporate and high net worth individual clients from August 1984 until December 1992.

SAM P. BELL has been President of Los Angeles Business Advisors (LABA) since 1996. LABA is comprised of 30 chief executive officers of major companies in the Los Angeles region and focuses on high impact projects where their collective resources can be utilized to positively influence the economic vitality of the area. Prior to joining LABA, Mr. Bell was Area Managing Partner of Ernst & Young, certified public accountants, for the Pacific Southwest Region, retiring in 1996 after 39 years with the firm. Mr. Bell currently serves, or has served in the past, in high level positions for numerous charitable and educational concerns, and is a current panel member for the NASDAQ in reviewing filing issues for NASDAQ-listed companies. Mr. Bell is currently a board member of APEX Mortgage Capital, Inc., TCW Convertible Securities Fund, Inc. and TCW Galileo Funds.

Each executive officer serves in office at the discretion of the Board of Directors, subject to the terms of any employment agreement that may be entered into with such officer.

COMPENSATION OF DIRECTORS

Each director who is not an employee of the Company is paid a cash fee of $3,000 per quarter, $500 for each committee meeting not held in conjunction with a Board meeting, and receives an annual fully-vested stock option grant to purchase 5,000 shares at an exercise price equal to the fair market value on the date of any annual meeting at which the director is reelected to the Board. Members of the Board who are not employees of the Company receive options to purchase 15,000 shares of Common Stock upon their initial election to the Board. These options vest in 33% increments over the three-year period following the date of grant, with certain exceptions. Directors are also reimbursed for travel and other reasonable expenses relating to meetings of the Board.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the Chief Executive  Officer
("CEO")  and  each  executive   officer  who  received  over  $100,000  in  cash
compensation for the fiscal year ended December 31, 2002:

                                              ANNUAL COMPENSATION
                                                                          LONG-TERM
                                                                          COMPENSATION
                                                                          AWARDS -
                                                                          SECURITIES
                                                                          UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY         BONUS    OPTIONS - #      COMPENSATION (2)
---------------------------            ----       ------         -----    -----------      ------------

Haig S. Bagerdjian(1)                  2002      $139,000      $145,000     100,000               -
Chairman, President and                2001             -                   305,000               -
Chief Executive Officer

R. Luke Stefanko (3)                   2002      $218,000                   200,000         $78,000(3)
Former President and                   2001       280,000                    64,100           2,000(2)
Chief Executive Officer                2000       273,000                   200,000               -

Alan R. Steel                          2002      $190,000      $ 35,000       6,300          $2,000(2)
Executive Vice President,              2001       183,000                    33,300           2,000(2)
Finance and Administration,            2000        24,000(5)                250,000               -
Chief Financial Officer,
and Secretary

Neil Nguyen(4)                         2002      $156,000                     4,400         $29,000(4)
Former President,                      2001       170,000                   115,600           2,000(2)
Multimedia Group                       2000        66,000                    15,000           2,000(2)

   (1) Haig S. Bagerdjian was appointed to the positions of President and Chief Executive Officer upon Mr. Stefanko's resignation. Mr. Bagerdjian received no salary from the Company in 2001, but was granted an option to purchase 300,000 shares of common stock upon his appointment as Chairman of the Board in September 2001. Prior to becoming Chairman, Mr. Bagerdjian received an option to purchase 5,000 shares upon his reelection to the Board in accordance with the Company's outside director compensation program. Commencing June 1, 2002, Mr. Bagerdjian's salary was set at $250,000 per year.

   (2) Annual contributions made to the Company's 401(k) plan for the benefit of the named executive officer.

   (3) Mr. Stefanko's employment terminated on October 3, 2002. All Other Compensation includes $46,000 payment for accrued vacation on Mr. Stefanko's termination date, $30,000 of consulting fees (see Certain Transactions) and $2,000 of contribution to the Company's 401(k) plan.

   (4) Mr. Nguyen's employment terminated on November 18, 2002. All Other Compensation includes $28,000 payment for accrued vacation on Mr. Nguyen's termination date and $1,000 of contribution to the Company's 401(k) plan.

   (5)  Salary is from the date the respective individual joined the Company.

EMPLOYMENT AGREEMENTS

Effective June 7, 2001, the Company entered into employment agreements with Messrs. Stefanko, Steel and Nguyen providing for annual salaries of $285,000, $190,000 and $175,000 respectively. Mr. Stefanko, former President and Chief Executive Officer of the Company, resigned as a director and officer of the Company on October 3, 2002 pursuant to a Resignation and General Release Agreement (see "Certain Transactions"). Mr. Steel is the Executive Vice President, Finance and Administration of the Company, and Mr. Nguyen is the former President, Multimedia Group of the Company. Mr. Stefanko's employment agreement terminated upon his resignation. Mr. Nguyen's employment was terminated by the Company on November 18, 2002 and the Company believes it has no obligation under the employment agreement, which Mr. Nguyen disputes. The employment agreements for Messrs. Steel and Nguyen provide that if the Executive is terminated by the Company at any time other than for cause (including constructive termination), he is entitled to severance equal to salary and fringe benefits for 18 months. Additionally, the Company provides, or provided, each executive with a car (or a car allowance) and pays certain health insurance premiums for the Executives.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Company's Restated Articles of Incorporation limit the liability of its directors. As permitted by amendments to the California General Corporation Law enacted in 1987, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interest of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company has been informed that in the opinion of the Securities and Exchange Commission, indemnification provisions, such as those contained in the Company's Restated Articles of Incorporation, are unenforceable with respect to claims arising under federal securities laws and, therefore, do not eliminate monetary liability of directors.

STOCK OPTIONS GRANTED IN THE LAST FISCAL YEAR

The following table sets forth information with respect to non-qualified stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2002. The exercise price of each option was at or above the market price of our Common Stock on the option grant date. No stock appreciation rights have been granted by the Company.

                                INDIVIDUAL GRANTS
                                -----------------

                                                  PERCENT OF                               POTENTIAL REALIZABLE VALUE
                                                    TOTAL                                 AT ASSUMED ANNUAL RATES OF
                                NUMBER OF          OPTIONS                                  STOCK PRICE APPRECIATION
                                SECURITIES        GRANTED TO                                     FOR OPTION TERM (4)
                                UNDERLYING       EMPLOYEES IN   EXERCISE PRICE   EXPIRATION      ---------------
NAME AND RELATIONSHIP        OPTIONS GRANTED (3)  FISCAL YEAR     ($/SHARE)        DATE           5%          10%
---------------------        ---------------      -----------     --------         ----          ---          ---
Haig S. Bagerdjian,               100,000(1)         18.9%         $ 1.75         6/21/07        $ 48,000     $ 107,000
Chairman, President and
Chief Executive Officer

R. Luke Stefanko,                 200,000(1)         37.8%         $ 1.75         6/21/07        $ 97,000     $ 214,000
Former President and
Chief Executive Officer

Alan R. Steel                       6,300(2)          1.2%         $ 1.75         6/21/07        $ 3,000      $   7,000
Executive Vice President,
Finance and  Administration,
Chief Financial Officer
And Secretary

Neil Nguyen                         4,400(2)          0.8%         $ 1.75             (2)        $   2,000    $   5,000
Former President,
Multimedia Group

   (1)  Options  will become  exercisable  on the earlier of (i) May 22, 2007 or
        (ii) the date the Company's common stock trades ("the Price") for $4.50, 25% will be vested; on the date the Price is $5.50, 50% will be vested; on the date the Price is $8.00, 75% will be vested; and on the date the Price is $10.00, 100% will be vested. Mr. Stefanko's options will expire on October 2, 2004 in accordance with his severance agreement with the Company.

   (2) Options will become exercisable as follows: 25% on June 21, 2003; 50% on June 21, 2004; 75% on June 21, 2005 and 100% on June 21, 2006. Mr.
        Nguyen's options expired on February 18, 2003 as a result of the termination of his employment.

   (3) Vesting may be accelerated at the discretion of the plan administrator (currently the Board of Directors) upon liquidation or dissolution of the Company, a merger or consolidation of the Company with or into another entity, the sale of substantially all the assets of the Company, or a purchase or other acquisition of more than 50% of the outstanding capital stock of the Company.

   (4) The potential realizable value shown in this table represents the hypothetical gain that might be realized based on assumed 5% and 10% annual compound rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation of the common stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

There were no options exercised by the executive officers named in the Summary Compensation Table during 2002. The following table sets forth information concerning options held by each of the Company's executive officers who are named in the Summary Compensation Table, and the value of options held at December 31, 2002.

                            NUMBER OF SHARES
                         UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          DECEMBER 31, 2002             DECEMBER 31, 2002(1)
   NAME               EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
   ----               -------------------------      -------------------------

Haig S. Bagerdjian        315,000 / 105,000              $96,000 / $7,000
R. Luke Stefanko          234,000 / 464,100                $0 / $27,000
Alan R. Steel              1,575 / 288,025                   $0 / $0
Neil Nguyen                9,000 / 127,500                 $0 / $13,000

(1) Amounts are shown as the difference between exercise price and fair market value (based on a December 31, 2002 closing price of $1.82 per share).


1996 AND 2000 STOCK OPTION PLANS

The Company has adopted two stock option plans, the 1996 Stock Incentive Plan (the "1996 Plan"), and the 2000 Nonqualified Stock Option Plan (the "2000 Plan") (collectively the "Plans"), covering 900,000 and 2,000,000 shares, respectively, of Common Stock, pursuant to which officers, non-employee directors and employees of the Company, as well as other persons who render services to or are otherwise associated with the Company, are eligible to receive incentive and/or nonqualified stock options. In July 1999, the Company's shareholders approved an amendment to the 1996 Plan increasing the number of shares reserved for grant to 2,000,000 and providing for automatic increases of 300,000 shares on each August 1 thereafter to a maximum of 4,000,000 shares.

The terms of the Plans are substantially the same, except that grants of incentive stock options, stock appreciation rights and restricted stock are not permitted under the 2000 Plan. The 1996 Plan expires in May 2006. The 2000 Plan expires in December 2010. The Plans are administered by the Board of Directors. The selection of participants, allotments of shares, determination of price and other conditions or purchase of options will be determined by the Board or a Stock Option Committee appointed by the Board at its sole discretion in order to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the 1996 Plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1996 Plan to a shareholder owning more than 10% of the voting power of the Company on the date of grant may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified options granted under the Plans may be granted at less than the fair market value of the Common Stock on the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans, the Plans, as of December 31, 2002:

                                                                            NUMBER OF SECURITIES
                                                                            REMAINING AVAILABLE
                          NUMBER OF SECURITIES      WEIGHTED AVERAGE        FOR FUTURE ISSUANCE
                          TO BE ISSUED              EXERCISE PRICE OF       UNDER EQUITY
                          UPON EXERCISE OF          OUTSTANDING OPTIONS,    COMPENSATION PLANS
                          OUTSTANDING OPTIONS,      WARRANTS AND            (EXCLUDING SECURITIES
   PLAN CATEGORY          WARRANTS AND RIGHTS (A)   RIGHTS (B)              REFLECTED IN COLUMN (A)
   -------------          -----------------------   ----------              -------------------
Equity compensation plans
approved by shareholders
                                1,798,000(1)           $ 3.06                   1,171,000

Equity compensation plans
not approved by
shareholders                    1,000,000(2)           $ 3.05                     500,000

-------------------------

   (1) Represents 1,798,000 options which have previously been granted and which remain outstanding under the 1996 Plan.

   (2) Represents 1,000,000 options which have previously been granted and which remain outstanding under the 2000 Plan.

                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION


During the fiscal year ended December 31, 2002, the Company had a Compensation Committee of the Board of Directors (the "Committee") consisting of directors Robert A. Baker, Haig S. Bagerdjian and Greggory J. Hutchins. On March 7, 2002, Mr. Bagerdjian resigned as a member of the Committee and was replaced by Robert
M. Loeffler (now deceased). On December 5, 2002, Sam P. Bell was appointed to the Committee. The Committee determines the compensation of the executive officers of the Company, including those of the executive officers named in the Summary Compensation Table above.

The Company's executive compensation programs are designed to:

   o provide competitive levels of base compensation in order to attract, retain and motivate high quality employees;

   o tie individual total compensation to individual performance and the success of the Company; and

   o align the interests of the Company's executive officers with those of its stockholders.

In the last four years, the Company has been transformed from a private entity founded in 1990 to a larger public company. Past and current compensation programs reflect the change in business organization. In view of the relatively brief evolution of the executive management team, the Company's executive compensation program has a limited history, with focus being upon base salary and stock-based compensation, such as grants of stock options.

BASE COMPENSATION

In determining base compensation for the Company's executive officers, the Committee assesses the relative contribution of each executive officer to the Company, the background and skills of each individual and the particular opportunities and problems which the individual confronts in his position with the Company. These factors are then assessed in the context of competitive market factors, including competitive opportunities with other companies. The Committee may also supplement base compensation through discretionary bonuses and/or grants of stock-based compensation in the course of its ongoing assessments of the performance of the Company's executive officers.

STOCK OPTIONS

The Committee believes that the Company, its shareholders and its executive officers and other employees are well served by stock-based compensation. Accordingly the Committee views options granted under the 1996 and the 2000 Plans and for bonus purposes, as important to an effective executive compensation policy. The same rationale is also applicable to the Company's outside directors, pursuant to which awards are granted to new directors meeting specified criteria.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

In determining the compensation of the President and Chief Executive Officer, the Committee focused upon the programs described above.

Mr. Bagerdjian, the Company's current Chairman, President and Chief Executive Officer, receives a $250,000 base annual salary and has been granted stock options. The Committee believe that stock-based compensation granted to Mr. Bagerdjian closely aligns his interest with those of the Company's shareholders.

The Committee believes that the factors described in this report are significant for determining the Company's performance, and consequently, compensation of officers; but shareholders should be aware that these are not the only factors which influence Company stock value or overall performance, and that the same factor may not be the most significant in any succeeding period. Also, the achievement of targeted objectives by the Company in any period may not be solely indicative of the Company's future performance.

                                                            Robert A. Baker
                                                            Sam P. Bell
                                                            Greggory J. Hutchins

                          COMPARATIVE STOCK PERFORMANCE

The chart below sets forth a line graph comparing the stock price of the Company with that of the Standard and Poor's Nasdaq National Market Index and Peer Group Index for the period commencing January 1, 1998 and ending December 31, 2002. The graph assumes that $100 was invested on January 1, 1998 in the Common Stock and each index, and that all dividends were reinvested. No dividends have been declared or paid on the Common Stock during such period. The historical price performance data shown on the graph is not necessarily indicative of future price performance.

                               [GRAPHIC OMITTED]

                                          ANNUAL RETURN PERCENTAGE
                                                YEARS ENDING
COMPANY NAME / INDEX       12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
                           --------    --------    --------    --------    --------
Point.360                    -1.3%       44.7%      -72.5%      -64.3%       35.4%
NASDAQ Index                 34.8%      154.2%      -73.6%      -20.6%      -68.7%
Peer Group                   41.0%       76.4%      -37.2%      -20.3%      -30.3%

                                                    INDEXED RETURNS
                                                      YEARS ENDING
                             BASE
                            PERIOD
COMPANY NAME / INDEX       01/01/98    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
                           --------    --------    --------    --------    --------    --------
Point.360                  $100.00     $ 98.70     $142.86     $ 39.28     $ 14.03     $  19.00
NASDAQ Index                100.00      134.80      342.65       90.38       71.79        22.44
Peer Group                  100.00      141.04      248.76      156.35      124.64        86.94

Peer Group Companies
Digital Generation Systems, Inc.
Ascent Media Group, Inc. - CLA (formerly Liberty Livewire Corp.)


                              CERTAIN TRANSACTIONS

During 2000, the Company loaned Mr. Stefanko a total of $850,000. The related note bore interest at 3%, was due on December 31, 2002 and was secured by a Deed of Trust covering certain real property in Malibu, CA. The note and accrued interest were paid in full on December 30, 2002.

In December 2000 the Company purchased from Mr. Stefanko 96,000 shares of Common Stock for $300,000 ($3.13 per share) pursuant to the Company's stock repurchase program. In March 2001, the Company purchased 116,666 shares from Mr. Stefanko for $300,000 ($2.57 per share) under the same program.

During 2001, the Company rented certain equipment from a company partially owned by Kim Stefanko, wife of Mr. Stefanko. In 2001, the Company paid rentals of $59,000 for equipment rental, 50% in cash and the remainder in the form of a reduction in Mr. Stefanko's note to the Company. The Board of Directors also authorized the Company to purchase the equipment from the rental company at fair market value with the purchase price ($68,000) being paid in the form of a reduction in Mr. Stefanko's note.

During 2001, the Company paid Mrs. Stefanko consulting fees of $10,000 per month for nine months pursuant to an arrangement made when the Company purchased Woodholly Productions, an entity partially owned by Mrs. Stefanko, in 1997. On October 1, 2001, the Company entered into a severance agreement with Mrs. Stefanko which provided for a payment of $30,000 in exchange for a 12-month agreement not to compete, 50% of which was paid in cash and 50% offset against Mr. Stefanko's note.

On October 2, 2002, Mr. Stefanko entered into a Resignation and General Release Agreement pursuant to which he resigned as a director and officer of the Company. Mr. Stefanko also entered into a Consulting Agreement with the Company for 24 months whereby he was paid $10,000 per month through December 2002, and will be paid hourly rate for consulting services thereafter. Mr. Stefanko's stock options will continue to vest and become exercisable in accordance with the terms of his related stock option agreements, but will automatically terminate on October 2, 2004.

In connection with his resignation, Mr. Stefanko entered into a one-year Noncompetition Agreement with the Company which prevents him from competing with the Company except in certain instances, and prohibits him from soliciting Company employees for three years.

Concurrent with his resignation, Mr. Stefanko entered into a Stock Purchase Agreement with Mr. Bagerdjian whereby Mr Bagerdjian acquired 1,435,243 shares of Company stock owned by Mr. Stefanko. For the shares, Mr. Bagerdjian paid Mr. Stefanko $100,000, assumed payment obligations of approximately $1,671,000 of Mr. Stefanko's liabilities (including Mr. Stefanko's note to the Company) and will make future installment payments of approximately $886,000.

During the year ended December 31, 2002, the Company paid $119,000 to Holthouse Carlin & Van Trigt LLP ("HCV") for preparation of tax returns and other tax related services. Mr. Hutchins is a partner in HCV.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 2002, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each of Point.360's directors and director nominees; (iii) each executive officer identified in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group:

                                     SHARES ACQUIRABLE               APPROXIMATE
                          SHARES     PURSUANT TO                     PERCENT OF
NAME AND ADDRESS (1)       OWNED     STOCK OPTIONS (2)   TOTAL       OWNERSHIP
----------------           -----     -------------       -----       ---------

Haig S. Bagerdjian       2,022,719        315,000      2,337,719         25%
R. Luke Stefanko (3)             -        234,000        234,000         3%
Julia Stefanko           2,267,168              -      2,267,168         25%
Robert A. Baker              6,500         20,000         26,500         *
Greggory J. Hutchins        10,000         20,000         30,000         *
Alan R. Steel               19,000          1,575         20,575         *
Sam P. Bell                      -              -              -         *

All directors and
executive officers
    as a group           2,058,219        590,575      2,648,794         28%


   *Less than 1%
   (1) The address of each beneficial owner listed is 7083 Hollywood Blvd., Suite 200, Hollywood, CA 90028.
   (2)  Represents   shares  acquirable  as  of  March  31,  2003  and  60  days thereafter.
   (3) Mr. Stefanko's employment as our Chief Executive Officer terminated on October 2, 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934 and rules promulgated thereunder, the Company's directors, executive officers, and any person holding beneficially more than 10% of the Company's common stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and to file copies of the reports with the Company. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failures to file by these dates during the last fiscal year.

        Based upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of its directors, executive officers and persons owning more than 10% of the Company's common stock complied during the year ended December 31, 2002 with the reporting requirements of Section 16(a) of the Exchange Act.

INDEPENDENT PUBLIC ACCOUNTANTS

Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") has examined, as independent auditors, the financial statements of the Company for the year ended December 31, 2002. PricewaterhouseCoopersLLP ("PwC") reviewed, as independent auditors, the Company Form 10-Q for the quarter ended March 31, 2002, and assisted the Company in other accounting matters, including the transition to a new independent auditor.

AUDIT FEES. Fees for services rendered by PwC for the calendar year 2002 financial statements were:


                  Audit fees                         $   13,500
                  All other fees                     $   85,700

         Fees for services rendered by Singer Lewak:

                  Audit fees
                  ($28,900 billed as of
                  December 31, 2002)                 $  77,400
                  All other fees                     $  16,200

Audit fees relate to the audit of the Company's financial statements for the year ended December 31, 2002 and reviews of the Company's quarterly financial statements for that year. Other fees relate to services rendered in connection with a proposed acquisition, technical accounting issues and transition to a new accounting firm together with responses to questions by the Securities and Exchange Commission with respect to the change of auditors and restatements of reports on Forms 10-K and 10-Q. The Audit Committee of the Board of Directors has determined that the services rendered by PwC and Singer Lewak for other fees were compatible with maintaining PwC's and Singer Lewak's independence. PwC and Singer Lewak did not provide any services related to financial information systems design and implementation during 2002.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Audit Committee Report," "Report of the Compensation Committee on Executive Compensation," and "Comparative Stock Performance" shall not be deemed to be incorporated, unless specifically otherwise provided in such filing.

                        SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

Shareholders of the Company who intend to submit proposals to the Company's shareholders for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting of shareholders must submit such proposals to the Company no later than December 11, 2003 in order to be included in the proxy materials. Shareholder proposals should be submitted to the Corporate Secretary, Point.360, 7083 Hollywood Blvd., Suite 200, Hollywood, CA 90028.

For any proposal that is not submitted for inclusion in next year's proxy statement but is instead sought to be presented directly at the 2004 annual meeting, Securities and Exchange Commission rules permit the persons named in the Company's form of proxy for the next annual meeting to vote proxies in their discretion if the Company (1) receives notice of the proposal before February 25, 2004 and advises shareholders in the 2003 proxy statement about the nature of the matter and how the proxy holders intend to vote or (2) does not receive notice of the proposal before February 25, 2004. Notices of intention to present proposals directly at the 2004 annual meeting should be submitted to the Corporate Secretary, Point.360, 7083 Hollywood Boulevard, Suite 200, Hollywood, California 90028. OTHER MATTERS

If any matters not referred to in this proxy statement should properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment. The Board of Directors is not aware of any such matters that may be presented for action at the meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities an Exchange Commission, including the financial statements and financial statement schedules thereto, to any shareholder desiring a copy. Shareholders may write to the Company at:

                 Point.360
                 Attn: Corporate Secretary
                 7083 Hollywood Blvd., Suite 200
                 Hollywood, CA 90028

                                            By Order of the Board of Directors,


                                            (Signed)
                                            Alan R. Steel
                                            Executive Vice President,
April 10, 2003                              Finance and Administration

                                   POINT .360
                  ANNUAL MEETING OF SHAREHOLDERS - MAY 21, 2003
                 This Proxy is Solicited On Behalf of Point.360

        The undersigned hereby appoints Haig S.Bagerdjian and Alan R. Steel and each of them, with full power of substitution, as proxies and with all powers the undersigned would possess if personally present, to vote all of the shares of Common Stock, no par value per share (the "Common Stock"), of Point .360 (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., local time, on Wednesday, May 21, 2003, and at any adjournments or postponements thereof, at the facilities of the Company, located at 1133 N. Hollywood Way, Burbank, CA 91505, as directed herein upon the matters set forth on the reverse side hereof and described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and upon such other matters as may properly be brought before such meeting according to their sole discretion.

        Receipt of the Notice of Annual Meeting and the Proxy Statement is hereby acknowledged.


                (PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE)

A X  Please mark your
 --- votes as in this
     example.

(1) Election of
four directors
for a one year
term.

VOTE FOR ALL LISTED NOMINEES
EXCEPT AS INDICATED BELOW


WITHHOLD AUTHORITY
TO VOTE FOR ALL NOMINEES

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY          NOMINEES: Haig S. Bagerdjian
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S                  Robert A. Baker
NAME ON THE LINE BELOW                                    Greggory J. Hutchins
                                                          Sam P. Bell
-------------------------------------

(2) To ratify and approve Singer Lewak
Greenbaum & Goldstein LLP as independent auditors for the fiscal year ending
December 31, 2003.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. AS TO ANY OTHER MATTER COMING BEFORE THE MEETING, EACH OF THE PERSONS AUTHORIZED AS PROXIES HEREWITH IS AUTHORIZED TO VOTE IN HIS DISCRETION ON SUCH MATTER.

POINT .360 RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP.

Please sign, date and return this proxy promptly.

Signature                                       Date
          ---------------------------                -------------------------
Signature                                       Date
          ---------------------------                -------------------------

NOTE: Please date this card and sign your name exactly as it appears on this Proxy. If the Common Stock represented by this Proxy is registered in the names of two or more persons, each should sign this proxy. Persons signing in a representative or fiduciary capacity and corporate officers should add their full titles as such.

                     "From Camera to Customer, Turn to Us."



4 April 2003



Dear Shareholders:

Calendar 2002 represented a year of significant change for your company. We returned to profitability, restructured our financing and set the stage for growth.

In 2002, Point.360 generated a profit of $2.8 million, or $0.30 per share, representing a $4.3 million turnaround over 2001 results. To achieve this, we concentrated on the "little things" that help us win and retain customers, from how we answer the telephones to the efficiency of our delivery personnel. Each level of management and front-line employees were encouraged to move toward achieving customer satisfaction through unparalleled service, technical expertise, reliability, flexibility and integrity, all of which are embodied in our Mission Statement. We are please with the accomplishment.

These efforts resulted in increasing our gross margins to 38% of sales in 2002, up from 33% in 2001. At the same time, selling, general and administrative expenses declined to 28% of sales from 30% last year. Bottom line, net income rose to $2.8 million in 2002 from a $1.5 million loss in 2001.

In 2002, earnings before interest, taxes, depreciation and amortization (EBITDA) increased 49% to $12.7 million (19% of sales) compared to $8.5 million (12% of sales) in 2001. While EBITDA is not a measurement of the cash generated from operating activities in accordance with generally accepted accounting principles
(GAAP), we believe it is a useful measure of cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. During 2002, we repaid $6 million of debt principle, invested $2 million in new equipment and still increased our year-end cash balance to $5.4 million compared to $3.8 million at the end of 2001. (Please refer to the enclosed Form 10-K for a specific computation of EBITDA.)

In 2002, we restructured our line of credit with three banks to a term loan due by the end of 2004. While we have been operating within the parameters of the new agreement, we recognize the need to have greater financial flexibility to grow internally and through acquisition. At this time, we are evaluating financing alternatives in connection with our proposed acquisition of three
Canadian subsidiaries of Alliance Atlantis Communications Inc., which acquisition will add post-production capabilities in Canada, as well as establish a customer relationship with Alliance, one of Canada's largest producers of entertainment content.

Our growth strategies and opportunities include expanding our "one-stop shop" capabilities to further integrate Point.360 into our customers' infrastructure and to continue developing our digital asset management solution. We will address global content needs as international markets continue to outpace domestic demand and multiple formats will drive demand for post production services. We store approximately 1.5 million elements in eight vaults which contribute to a recurring revenue stream through re-mastering of such elements. We expect electronic distribution of commercial "spots" and studio content to continue to rise and we are expanding our capabilities though strategic vendor relationships. Other digital trends such as HDTV and DVD will drive additional demand. And finally, we will continue to address strategic acquisitions to consolidate market share, broaden product offerings and increase technological capabilities.

he 2002 successes are due in large part to the dedication and hard work of our employees. We have added management during the year to help streamline communication and lines of authority. In October 2002, I purchased the Company stock previously owned by Luke Stefanko, the founder of Point.360, increasing my beneficial ownership of the Company to 25%. Obviously, I have great confidence in our ability to build on our technology base and excellent customer relationships. We are looking forward to another successful year in 2003.

Sincerely,


Haig S. Bagerdjian
Chairman of the Board,
President and Chief Executive Officer